                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                                        CONTACT:
                                                             John G. Lewis, CFO
(XATA LOGO)                                                  XATA Corporation
                                                             952-707-5600
                                                             john.lewis@xata.com


                      XATA RELEASES SECOND QUARTER RESULTS


MINNEAPOLIS, Apr. 27, 2004--XATA Corporation (Nasdaq/SC): XATA, the leader in onboard fleet management systems for private fleet transportation, today reported net sales of $4.7 million in its second quarter of fiscal 2004, which ended Mar. 31, 2004, compared to $1.7 million in the second quarter of fiscal 2003. For the six months ended Mar. 31, 2004, net sales were $8.0 million, compared to $4.7 million for the prior-year six-month period.

"We were pleased with the revenue growth in our second fiscal quarter," reported Craig Fawcett, XATA president and chief executive officer. "Sales of our OpCenter(TM) enterprise fleet management system were strong, led by sales to the United States Postal Service. In addition, we recently began fulfilling orders for our XATANET(TM) web-based fleet management system under our program with Penske Truck Leasing, a program that we consider to have great potential."

On a Generally Accepted Accounting Principles (GAAP) basis, the company reported a net loss of $170,000, or $0.02 per share on a basic and diluted basis, for its fiscal second quarter, versus a net loss of $1.4 million, or $0.20 per share on a basic and diluted basis, for the fiscal second quarter of 2003. The current year second quarter net loss includes $234,000 in non-cash amortization expense, versus $364,000 of amortization expense in the second quarter of fiscal 2003. The net loss for the six-month period was $624,000, or $0.09 per share on a basic and diluted share basis, compared to a net loss of $2.2 million, or $0.32 per share, for the prior-year six-month period.

"Despite continued heavy investment in product development, the net loss in our fiscal second quarter narrowed considerably when compared to fiscal 2003," continued Fawcett.

The company highlighted the following recent accomplishments:

    o Began fulfilling orders for its program with Penske Truck Leasing Co., L.P. in which Penske offers the XATANET web-based fleet management system to its lease customers throughout North America. Penske recently launched its program to integrate XATANET into its standard lease product offerings.

    o Began fulfilling orders for its OpCenter enterprise fleet management system related to the United States Postal Service 2004 cargo van purchase.

    o Continued multi-year product rollouts with several major OpCenter system customers.



                                    - MORE -

XATA RELEASES SECOND QUARTER RESULTS - PAGE 2


"Second quarter revenue was derived from OpCenter related hardware and software sales totaling $3.7 million, software maintenance, support and services totaling $800,000, and approximately $200,000 of recognized revenue from sales of XATANET equipment and services," reported John Lewis, XATA chief financial officer. The company began shipments of XATANET 2.0 in the middle of fiscal 2003. "Because XATANET is a subscriber-based product, revenue associated with it is recognized over the initial term of each subscription rather than fully at the time of delivery. Because of this, we expect that reported revenue growth from this product will occur gradually as the subscriber base grows."

"Research and development expense associated with the development of new products totaled $435,000 in the second quarter," continued Lewis. "In addition, we invested $168,000 in the second quarter on the enhancement of released products. The expenses associated with released products are included as a component of cost of sales. Our total investment in products, including both the development of new products and the enhancement of existing products, was $603,000 for the second quarter."

"Cost of sales as a percent of net sales decreased in the second quarter and the current year six-month period compared to the second quarter and comparable six-month period of fiscal 2003 due primarily to the effect of spreading certain fixed expense items, including amortization, over a higher revenue base. Selling, general and administrative expenses increased in the second quarter due to higher selling and other operating expenses required to support our higher sales levels."

Cash and cash equivalents totaled $4.2 million on both Mar. 31, 2004 and Dec. 31, 2003. This amount is up from $608,000 on Sept. 30, 2003, due to a $4.2 million investment in the Company by several entities associated with Trident Capital, Inc. in December, 2003.

"Our strategy remains the same: focus on execution, control expenses, and invest to further improve our competitive position and long-term growth prospects," concluded Fawcett.

ABOUT XATA

A pioneer in onboard fleet management solutions since 1985, XATA revolutionized the trucking industry by being the first to introduce paperless driver logs, exception-based reporting and dynamically updated fleet standards. Today, XATA continues to lead the industry by seamlessly combining global positioning, wireless communication and fleet management software to help companies optimize the efficiency of their fleets. The Company's proven solutions enable its customers to reduce fuel costs, increase productivity, improve safety and enhance customer service. Today, XATA systems increase the productivity of more than 30,000 trucks at over 1,000 distribution centers across North America. For more information, visit www.xata.com or call 1-800-745-9282.



                                    - MORE -

XATA RELEASES SECOND QUARTER RESULTS - PAGE 3


This announcement includes forward-looking statements based on current expectations. Actual results may differ materially. These forward-looking statements involve a number of risks and uncertainties including, but not limited to, the possibility of continuing operating losses, the ability to adapt to rapid technological change, dependence on positioning systems and communication networks owned and controlled by others, the receipt and fulfillment of new orders for current products, the timely introduction and market acceptance of new products, the ability to fund future research and development activities, and the ability to establish and maintain strategic partner relationships.


                                XATA CORPORATION
                       CONDENSED STATEMENTS OF OPERATIONS
                (Amounts in thousands, except per share amounts)


                                                        Three Month Period Ended                 Six Month Period Ended
                                                   ----------------------------------      ----------------------------------
                                                     Mar. 31,            Mar. 31,            Mar. 31,            Mar. 31,
                                                       2004                2003                2004                2003
                                                    (unaudited)         (unaudited)         (unaudited)         (unaudited)
                                                   --------------      --------------      --------------      --------------
Net sales                                          $        4,703      $        1,731      $        7,973      $        4,716

Cost of sales                                               3,130               1,639               5,246               3,631
Selling, general and administrative                         1,298                 991               2,352               2,296
Research and development                                      435                 451                 968                 976
                                                   --------------      --------------      --------------      --------------
Total costs and expenses                                    4,863               3,081               8,566               6,903
                                                   --------------      --------------      --------------      --------------

Loss from operations                                         (160)             (1,350)               (593)             (2,187)
Interest and other expense, net                               (10)                 (3)                (31)                (20)
                                                   --------------      --------------      --------------      --------------

Loss before income taxes                                     (170)             (1,353)               (624)             (2,207)
Income tax expense                                             --                  --                  --                  --
                                                   --------------      --------------      --------------      --------------
Net loss                                                     (170)             (1,353)               (624)             (2,207)
                                                   --------------      --------------      --------------      --------------

Preferred stock dividends

     and deemed dividends                                     (41)                 --                (681)                 --
                                                   --------------      --------------      --------------      --------------
Net loss to common shareholders                    $         (211)     $       (1,353)     $       (1,305)     $       (2,207)
                                                   ==============      ==============      ==============      ==============

Net loss per common share - basic and diluted:

     Net loss                                      $        (0.02)     $        (0.20)     $        (0.09)     $        (0.32)
     Loss to common shareholders                   $        (0.03)     $        (0.20)     $        (0.19)     $        (0.32)
                                                   ==============      ==============      ==============      ==============

Weighted average common and
common share equivalents
     Basic & Diluted                                        7,006               6,934               6,977               6,933
                                                   ==============      ==============      ==============      ==============



                                    - MORE -

XATA RELEASES SECOND QUARTER RESULTS - PAGE 4


                                XATA CORPORATION
                            CONDENSED BALANCE SHEETS
                             (Amounts in thousands)


                                                            Mar. 31,             Sept. 30,
                                                              2004                 2003
                                                         ---------------      ---------------
                                                           (unaudited)           (audited)
                                                         ---------------      ---------------
Current assets
     Cash and cash equivalents                           $         4,209      $           608
     Accounts receivable, net                                      4,265                3,759
     Inventories                                                     665                  943
     Deferred product costs                                          342                  305
     Prepaid expenses                                                147                  124
                                                         ---------------      ---------------
          Total current assets                                     9,628                5,739

Equipment and leasehold improvements, net                            352                  419
Capitalized software development costs, net                          757                1,319
                                                         ---------------      ---------------
          Total assets                                   $        10,737      $         7,477
                                                         ===============      ===============

Current liabilities
     Bank line of credit                                 $           525      $           792
     Current maturities of long-term debt                            225                  176
     Accounts payable                                                865                1,462
     Accrued liabilities                                           1,214                1,016
     Deferred revenue                                              1,873                1,525
                                                         ---------------      ---------------
          Total current liabilities                                4,702                4,971

Long-term debt                                                       137                  251
Deferred revenue, non-current                                        555                  221
                                                         ---------------      ---------------
          Total liabilities                                        5,394                5,443

Shareholders' equity
     Common stock                                                 18,707               17,837
     Preferred Stock                                               3,744                   --
     Accumulated deficit                                         (17,108)             (15,803)
                                                         ---------------      ---------------
          Total shareholders' equity                               5,343                2,034
                                                         ---------------      ---------------
          Total liabilities and shareholders' equity     $        10,737      $         7,477
                                                         ===============      ===============



                                       ###